Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

GLOBAL AVIATION VENTURES SPV LLC

This LIMITED LIABILITY COMPANY AGREEMENT of Global Aviation Ventures SPV LLC (the “Company”), dated as of June [•], 2009 (as may be amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by New ATA Acquisition, Inc., a Delaware corporation, as the sole member (the “Member”) of the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”) by the filing of a Certificate of Formation on June [•], 2009;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby specifically acknowledged, the Members agree as follows:

1.             Name.  The name of the Company is Global Aviation Ventures SPV LLC

2.             Term of Company.  The term of the Company shall be unlimited unless dissolved before such date in accordance with the LLC Act.

3.             Purpose and Business.  The purpose and business of the Company shall be to conduct any business or activity that may be conducted by a limited liability company organized pursuant to the LLC Act.

4.             Location of Principal Place of Business.  The location of the principal place of business of the Company shall be as determined from time to time by the Member.

5.             Office; Registered Agent The Company shall maintain a registered office in Delaware at, and the name and address of the Company’s registered agent in Delaware is, Corporation Service Company, 2711 Centerville Road Suite 300, Wilmington, Delaware 19808.

6.             Members.  The name and address of the Members are set forth on Schedule A attached hereto.

7.             Authority.  The Company shall be managed by its Members.  The Members shall be responsible and have sole authority for all aspects of the management and direction of the Company and shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, permitted under the LLC Act.

8.             Election of Officers; Delegation of Authority.  The Members may, from time to time, designate one or more officers with such titles as may be designated by the

Members to act in the name of the Company with such authority as may be delegated to such officer(s) by the Members.  Any such officer shall act pursuant to such delegated authority until such officer is removed by the Members.  In dealing with the officers acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the officers to bind the Company.  Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.  The Members initially designate the officers set forth on Exhibit A attached hereto (the “Officers”).  Each of the Officers shall be authorized and empowered, for and on behalf of the Company, to take or cause to be taken any and all such actions and to enter into, execute and deliver any and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and other documents, or to effect any necessary filings with any and all appropriate regulatory authorities, state and federal, as may be required or as such Officer may deem necessary, advisable or appropriate to effectuate and carry out the transactions contemplated by, and the purposes and intent of, this Agreement.  All such actions shall be performed in such manner and all such acknowledgments, agreements, certificates, contracts, instruments, notices, statements and documents shall be executed and delivered in such form as such Officer performing or executing the same shall approve.  Such Officer’s performance or execution and delivery thereof shall be conclusive evidence of such approval and the approval of the Members.

9.             Capital Contributions.  Each Member shall make an initial contribution of cash or property to the Company at such time and in such amounts as such Members shall determine.  The percentage interest of each Member in the Company is set forth on Schedule A attached hereto, as may be amended from time to time.

10.           Additional Contributions.  No Member is required to make any additional capital contribution to the Company.

11.           Capital Accounts.  A capital account (“Capital Account”) shall be maintained for each Member on the books of the Company.  Each Member’s Capital Account shall initially equal the amount of cash and the fair market value of any property contributed by such Member to the Company in accordance with Section 9.  At such time as there shall be more than one (1) Member in the Company, each Member’s Capital Account shall be maintained in accordance with the rules contained in United States Treasury Regulations Section 1.704-1(b).

12.           Allocation of Profits and Losses.  Until such time as there are more than one (1) Member in the Company, for federal and state income tax purposes the separate legal existence of the Company under Delaware law shall be ignored, and all items of income (including tax-exempt income), loss, deduction, credit and nonseparately computed income or loss shall be reported for tax purposes as part of the sole Member’s tax return.  Nothing in the foregoing sentences shall be construed to be an admission that the Company does not have a separate legal existence for all other purposes, and the Company shall maintain separate books and records of all of its business activities.  All items of income (including tax-exempt income), loss, deduction, credit, and nonseparately computed income or loss shall be allocated to the Members in proportion to the capital contributions of the Members in the Company.  Nothing in this Section 12 shall be construed to impose personal liability on a Member in excess of such Member’s remaining capital contribution.  At such time as there shall be more than one (1)

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Member in the Company, the Company’s profits and losses shall continue to be allocated in proportion to the capital contributions of the Members.

13.           Distributions.  Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members.  Such distributions shall be allocated among the Members in the same proportion as their then capital account balances.

14.           Resignation of a Member.  A Member may resign from the Company in accordance with the Act.

15.           Admission of Additional Members.  One or more additional members may be admitted to the Company with the consent of the Members.  Upon the admission of a new member, the term “Members” as used herein shall include the Members and persons admitted in accordance with this Section of the Agreement.

16.           Fiscal Year.  The fiscal year of the Company shall be the calendar year.

17.           Amendments.  Amendments to this Agreement may be made only if embodied in an instrument signed by the Members.

18.           Limited Liability.  Except as otherwise expressly provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor any officer or manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, officer or manager of the Company.

19.           Indemnification.

(a)           Each Member and each of its respective employees, representatives, agents and affiliates, and each officer, manager, employee and agent of the Company (collectively, the “Covered Persons”) shall have no liability to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct.

(b)           To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19  by the Company shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

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(c)           To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Section 19.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person’s or entity’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person who is bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.

(f)            This Section 19 shall survive any termination of this Agreement.

20.           Assignments.  A Member may not assign in whole or in part its limited liability company interest without the consent of the other Members; provided that, a Member may transfer all or any portion of its interest in the Company to any of its affiliates.

21.           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the law of the State of Delaware.

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Exhibit A

Name	Title

Robert R. Binns	President and Chief Executive Officer

William A. Garrett	Vice President, Chief Financial Officer, Secretary and Treasurer

Schedule A

Member	Percentage Interest

New ATA Acquisition Inc.	100%
101 World Drive
Peachtree City, GA 30269-6965

It is acknowledged that New ATA Acquisition, Inc. is currently the sole Member of the Company, and any reference to Members elsewhere in this Agreement shall refer to such sole Member until this Schedule A is amended to provide for more than one Member.

IN WITNESS WHEREOF, this consent has been executed on behalf of the sole Member by a duly authorized officer effective as of the 25th day of June 2009.

New ATA Acquisition

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

NEW ATA ACQUISITION

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel and Corporate Secretary

IN WITNESS WHEREOF, this consent has been executed on behalf of the sole Member by a duly authorized officer effective as of the 25th day of June 2009.

New ATA Acquisition

By:	/s/ Mark M. McMillin
Name: Mark M. McMillin
Title: General Counsel and Corporate Secretary